Exhibit 4.1

WARRANT AGREEMENT

NOVAN, INC.

AND

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC,

AS WARRANT AGENT

THIS WARRANT AGREEMENT (this “Agreement”), dated as of January 9, 2018, is by and between NOVAN, INC., a Delaware corporation (the “Company”), and AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, a New York limited liability trust company, as Warrant Agent (the “Warrant Agent”).

WHEREAS, the Company is engaged in a public offering (the “Offering”) of shares (the “Shares,” and each a “Share”) of common stock, $0.0001 par value per share (the “Common Stock”), of the Company, and accompanying warrants to purchase an aggregate of up to 10,000,000 shares of Common Stock at an exercise price of $4.66 per share, subject to adjustment as described herein (the “Warrants,” and each a “Warrant”);

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3, No. 333-220761 (the “Registration Statement”), as well as a preliminary prospectus supplement filed with the Commission on January 4, 2018 (the “Prospectus”), for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of the Shares, the accompanying Warrants and the Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”);

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange and exercise of the Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants (each a “Holder”); and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.    APPOINTMENT OF WARRANT AGENT. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement, including with respect to the issuance of shares of Common Stock upon proper exercise of the Warrants in accordance with the terms of this Agreement and the Form of Warrant.

2.	WARRANTS.

2.1    Form of Warrants. Each Warrant shall be issued in registered form only and shall be in substantially the form attached hereto as Exhibit A (the “Form of Warrant”), the provisions of which are incorporated herein. Each Warrant shall be signed by, or bear the facsimile signature of, the President, Chief Executive Officer or Chief Financial Officer of the Company. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance. To the extent of any inconsistency or conflict between the terms of the Form of Warrant and this Agreement, the terms of the Form of Warrant shall control.

2.2    Effect of Countersignature. Unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the Holder thereof.

2.3	Registration.

2.3.1    Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”), for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective Holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. The Warrant Agent shall register the transfer of all or any portion of this Warrant in the Warrant Register, upon surrender of the Warrant, with the Form of Assignment attached thereto as Schedule 2 hereto duly completed and signed, to it at the address listed on the signature page thereto. Upon any such registration or transfer, a new warrant to purchase Common Stock in substantially the form of a Warrant (any such new warrant, a “New Warrant”) evidencing the portion of this Warrant so transferred shall be issued to the transferee, and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations in respect of the New Warrant that the Holder has in respect of this Warrant.

2.3.2    Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant is registered in the Warrant Register (the “Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented, for the purpose of any exercise thereof, and for all other purposes, absent actual notice to the contrary, which Registered Holder shall initially be Cede & Co., a nominee of the Depository Trust Company (“DTC”).

3.	TERMS AND EXERCISE OF WARRANTS.

3.1    Exercise Price. Each Warrant shall, when countersigned by the Warrant Agent, entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of shares of Common Stock of the Company stated therein, at the price of $4.66 per share, subject to the adjustments provided therein.

3.2	Duration of Warrants.

3.2.1    Each Warrant may be exercised, in whole or in part, at any time during the period commencing on the date of issuance and ending at 5:30pm New York City time on January 9, 2022 (the “Expiration Date”).

3.2.2    Any Warrant not exercised on or before the applicable Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:30 p.m. New York City time on such Expiration Date.

3.3	Exercise of Warrants.

3.3.1    Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised by the Registered Holder thereof by submitting a duly executed election to purchase attached to the applicable Warrant, at the office of the Warrant Agent in the Borough of Brooklyn, City and State of New York or at the office of its successor as Warrant Agent, in the Borough of Brooklyn, City and State of New York, which may be done, upon submission of such election to purchase, by paying in full the Exercise Price for each whole share of Common Stock as to which the Warrant is exercised, in lawful money of the United States of America, by wire transfer or in good certified check or good bank draft payable to the order of the Warrant Agent or by Cashless Exercise solely in accordance with Section 3.3.2 hereof. The Registered Holder shall not be required to deliver the original Warrant being exercised in order to effect an exercise hereunder. Upon delivery of an exercise notice, and provided that the full Exercise Price has been delivered as provided herein, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Common Stock with respect to which such Warrant has been exercised, irrespective of the date such shares of Common Stock are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such shares of Common Stock (as the case may be).

3.3.2    Cashless Exercise. The Registered Holder may, in accordance with Section 9 of the Form of Warrant, specify in the election notice that in lieu of making cash payment of the aggregate Exercise Price, it elects instead to receive upon such exercise the number of shares of Common Stock determined according to the formula set forth in Section 9 of the Form of Warrant attached hereto (a “Cashless Exercise”). Upon receipt of an exercise notice for a Cashless Exercise, the Warrant Agent shall deliver a copy of the exercise notice to the Company and request from the Company and the Company shall promptly calculate and transmit to the Warrant Agent in writing the number of Warrant Shares issuable in connection with such Cashless Exercise. The Warrant Agent shall have no obligation under this Agreement to calculate the number of Warrant Shares issuable in connection with a Cashless Exercise nor shall the Warrant agent have any duty or obligation to investigate or confirm whether the Company’s determination of the number of Warrant Shares issuable upon such exercise, pursuant to this Section 3, is accurate or correct.

3.3.3    Issuance of Common Stock on Exercise. Assuming funds for exercise are paid on or before the date of receipt by the Warrant Agent of an exercise notice, then on or before the second trading day following the date upon which the Company has received an exercise notice for a Warrant, the Company shall cause its transfer agent to (i) provided that the transfer agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian System, or (ii) if the transfer agent is not participating in the DTC Fast Automated Securities Transfer Program, or if the Warrant is being exercised via cashless exercise, issue and deliver to the Holder, or at the Holder’s instruction pursuant to the delivered exercise notice, the Holder’s agent or designee, in each case pursuant to this clause (ii), sent by reputable overnight courier to the address specified in the applicable exercise notice, a certificate, registered in the Company’s share register in the name of the Holder or its designee (as indicated in the applicable exercise notice), for the number of shares of Common Stock to which the Holder is entitled pursuant to such exercise.

3.3.4    Valid Issuance. All shares of Common Stock issued or issuable upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

3.3.5    Share Delivery Failure. In the event that the Company shall fail, for any reason or for no reason, to issue to the Holder by the Warrant Share Delivery Date (as defined in the Form of Warrant) a certificate for the number of shares of Common Stock to which the Holder is entitled upon Holder’s exercise of a Warrant, or credit the Holder’s balance account with DTC for such number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise of a Warrant (as the case may be) the Company and such Holder will be subject to the provisions set forth in Sections 4(b), (c) and (d) of the Form of Warrant.

3.4    Beneficial Ownership Limitation on Exercises. The Holder’s right to exercise a Warrant, and the Warrant Agent and the Company’s obligation to affect the exercise of any portion of a Warrant, shall be subject to the limitations set forth in Section 14 of the Form of Warrant. The Warrant Agent will not be responsible for calculating or reviewing any amount with respect to such limitation.

4.	ADJUSTMENTS.

4.1	Stock Dividends.

4.1.1    Share Dividends and Splits. The number of shares of Common Stock issuable on exercise of each Warrant and the Exercise Price shall be subject to the provisions of Section 8(a) of the Form of Warrant.

4.1.2    Other Distributions. In the event the Company shall declare any distribution as contemplated in Section 8(b) of the Form of Warrant, the rights of the Holders and the obligations of the Company shall be governed in accordance with Section 8(b) of the Form of Warrants.

4.2	[Reserved].

4.3	[Reserved].

4.4    Fundamental Transactions. Warrants outstanding in the event of any Fundamental Transaction (as defined in the Form of Warrant) shall be governed in accordance with Section 4.4 of the Form of Warrant.

4.5    Calculations. All calculations under this Section 4 shall be made in accordance with the provisions of the Form of Warrants. The Company shall make all calculations under this Agreement and shall direct the Warrant Agent accordingly. The Warrant Agent shall have no obligation under this Agreement to effect any calculations nor shall the Warrant Agent have any duty or obligation to investigate or confirm whether the Company’s calculations are accurate or correct.

4.6    Notices of Changes in Warrant. Upon every adjustment of the Exercise Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon occurrence of any event specified in Section 4.4, the Company shall give written notice of the occurrence of such event to each Warrant holder, as provided in the Form of Warrant. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.7    No Fractional Shares. If, by reason of any adjustment made pursuant to this Section 4, the holder of any whole Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, rounded down to the nearest whole number, the number of shares of Common Stock to be issued to such holder in accordance with Section 10 of the Form of Warrant.

4.8    Form of Warrant. The Form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Exercise Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement.

5.	TRANSFER AND EXCHANGE OF WARRANTS.

5.1    Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.2    Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants.

5.3    Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5.

6.	OTHER PROVISIONS RELATING TO RIGHTS OF HOLDERS OF WARRANTS.

6.1    No Rights as Stockholder. A Warrant does not entitle the Registered Holder thereof to any of the rights of a stockholder of the Company, including, without limitation, except as otherwise set forth herein or in any Warrant, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

6.2    Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Warrant Agent may issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed in accordance with Section 6 of the Form of Warrant.

6.3    Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

7.	CONCERNING THE WARRANT AGENT AND OTHER MATTERS.

7.1	Resignation, Consolidation, or Merger of Warrant Agent.

7.1.1    Appointment of Successor Warrant Agent. The Warrant Agent, or any successor hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation in good standing in the State of New York and having its principal office in the Borough of Brooklyn, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

7.1.2    Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the Common Stock not later than the effective date of any such appointment.

7.1.3    Merger or Consolidation of Warrant Agent. Any company into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

7.2	Fees and Expenses of Warrant Agent.

7.2.1    Remuneration. The Company agrees to pay the Warrant Agent remuneration for its services as such Warrant Agent hereunder, as the Company and the Warrant Agent may agree from time to time, and to reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

7.2.2    Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

7.3	Liability of Warrant Agent.

7.3.1    Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the President, Chief Executive Officer or Chief Financial Officer of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

7.3.2    Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct or bad faith.

7.3.3    Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Common Stock shall, when issued, be valid and fully paid and nonassessable.

7.4    Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly (and in any event, by no later than 10:00 a.m. eastern time on the trading day following the Registered Holder’s delivery of notice of exercise) to the Company with respect to Warrants exercised and concurrently account for, and shall promptly pay to the Company, all monies received by the Warrant Agent for the purchase of Common Stock through the exercise of the Warrants.

8.	MISCELLANEOUS PROVISIONS.

8.1    Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or the Company shall be sufficiently given at the times specified in Section 11 of the Form of Warrant, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Novan, Inc.

4105 Hopson Rd

Morrisville, North Carolina 27560

Attention: Chief Financial Officer

By Telefax (which constitutes notice): (919) 237-9212

with copies to (which shall not constitute notice):

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

150 Fayetteville Street, Suite 2300

Raleigh, NC 27601

Attention: Gerald Roach and Amy Batten

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to the Warrant Agent shall be sufficiently given at the times specified in Section 11 of the Form of Warrant, addressed as follows:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue, 3rd Floor

Brooklyn, New York 11219

Attention: Corporate Actions

By Email (which shall not constitute notice): FRuggiero@amstock.com

8.2    Additional Rights. Notwithstanding the foregoing or anything else herein to the contrary, other than as expressly provided in Section 3.3.5 hereof, if the Company is for any reason unable to issue and deliver the number of shares of Common Stock to which the Holder is entitled upon Holder’s exercise of a Warrant, as required pursuant to the terms hereof, the Company shall have no obligation to pay to the Holder any cash or other consideration or otherwise net cash settle this Warrant.

8.3    Applicable Law. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

8.4    Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.

8.5    Examination of the Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Brooklyn, City of New York and State of New York, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

8.6    Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

8.7    Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

8.8    Amendments. This Agreement may be amended by the parties hereto without the consent of any Registered Holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders. All other modifications or amendments shall require the written consent of the Company and the Registered Holders as provided in the Form of Warrant. No consideration shall be offered by the Company to any Registered Holder in connection with a modification, amendment or waiver of this Agreement or any Warrant without also offering the same consideration to all Registered Holders.

8.9    Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COMPANY

NOVAN, INC.

By:	/s/ William B. Hodges
Name:	William B. Hodges
Title:	CFO

WARRANT AGENT

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Michael Legregin
Name:	Michael Legregin
Title:	Senior Vice President

[SIGNATURE PAGE TO WARRANT AGREEMENT]

EXHIBIT A

[FORM OF WARRANT]

Warrant No.	Original Issue Date: , 2018

Novan, Inc., a Delaware corporation (the “Company”), hereby certifies that, for value received,                              or its permitted registered assigns (the “Holder”), is entitled to purchase from the Company up to a total of              shares of common stock, $0.0001 par value per share (the “Common Stock”), of the Company (each such share, a “Warrant Share” and all such shares, the “Warrant Shares”) at an exercise price per share equal to $             per share (as adjusted from time to time as provided in Section 8 herein, the “Exercise Price”), at any time and from time to time through and including 5:30 P.M., New York City time, on                 , 20      (the “Expiration Date”), and subject to the following terms and conditions:

This Warrant (this “Warrant”) is one of a series of similar warrants issued pursuant to the Company’s Registration Statement on Form S-3 (No. 333-220761), as amended. All such Warrants are referred to herein, collectively, as the “Warrants.” American Stock Transfer & Trust Company, LLC shall serve as warrant agent (the “Warrant Agent”) under this Warrant.

1.    Registration of Warrants. The Warrant Agent shall register this Warrant, upon records to be maintained by the Warrant Agent for that purpose (the “Warrant Register”), in the name of the record Holder (which shall be the initial Holder set forth above or, as the case may be, any registered assignee to which this Warrant is permissibly assigned hereunder) from time to time. The Company and the Warrant Agent may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

2.     Registration of Transfers. The Warrant Agent shall register the transfer of all or any portion of this Warrant in the Warrant Register, upon surrender of this Warrant, with the Form of Assignment attached as Schedule 2 hereto duly completed and signed, to it at the address listed on the signature page hereto. Upon any such registration or transfer, a new warrant to purchase Common Stock in substantially the form of this Warrant (any such new warrant, a “New Warrant”) evidencing the portion of this Warrant so transferred shall be issued to the transferee, and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations in respect of the New Warrant that the Holder has in respect of this Warrant.

3.	Exercise and Duration of Warrants.

(a)     All or any part of this Warrant shall be exercisable by the registered Holder in any manner permitted by Section 9 of this Warrant at any time and from time to time through and including 5:30 P.M. New York City time, on the Expiration Date. At 5:30 P.M., New York City time, on the Expiration Date, the portion of this Warrant not exercised prior thereto shall be and become void and of no value and this Warrant shall be terminated and no longer outstanding.

(b)    The Holder may exercise this Warrant by delivering to the Warrant Agent, with a copy delivered concurrently to the Company, an exercise notice, in the form attached as Schedule 1 hereto (the “Exercise Notice”), completed and duly signed (the date on which the Exercise Notice is delivered (as determined in accordance with the notice provisions hereof), an “Exercise Date”). Upon delivery of the Exercise Notice, the Holder shall deliver to the Warrant Agent payment of the Exercise Price for the number of Warrant Shares as to which this Warrant is being exercised (which may take the form of a “cashless exercise” if so indicated in the Exercise Notice and if a “cashless exercise” may occur at such time pursuant to Section 9 below, in which case no cash payment shall be required) by wire transfer or in good certified check or good bank draft payable to the order of the Warrant Agent as provided on the Exercise Notice. The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder. No ink original Exercise Notice shall be required, nor shall any medallion guarantee (or any other type of guarantee or notarization) of any Exercise Notice be required, except in the case of a transfer of ownership subject to Section 15(c) hereof. Execution and delivery of the Exercise Notice shall have the same effect as cancellation of the original Warrant and issuance of a New Warrant evidencing the right to purchase the remaining number of Warrant Shares (if any).

4.	Delivery of Warrant Shares.

(a)     The Company shall cause the Warrant Shares purchased hereunder to be transmitted by the Company’s transfer agent to the Holder by (i) provided that the Company’s transfer agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, by crediting the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system, or (ii) if the Company’s transfer agent is not participating in the DTC Fast Automated Securities Transfer Program, or if this Warrant is being exercised via cashless exercise, by issuing and delivering (via reputable overnight courier) to the address as specified in the Exercise Notice, a certificate, registered in the name of the Holder or its designee, in each case by the date that is two (2) Trading Days after the Exercise Date (the “Warrant Share Delivery Date”); provided, that the Holder delivers the payment to the Warrant Agent of the aggregate Exercise Price with respect to the Exercise Notice (other than in the case of a cashless exercise) on the Exercise Date; provided, further, that if the Holder fails to deliver such payment on the Exercise Date, such Warrant Share Delivery Date shall instead become the first Trading Day following the delivery of such payment. Upon the Exercise Date, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Warrant Shares; provided payment of the aggregate Exercise Price (other than in the case of a cashless exercise) is received on the Exercise Date. While this Warrant remains outstanding, the Company shall use a transfer agent that participates in the DTC Fast Automated Securities Transfer Program.

(b)     If by the close of the Warrant Share Delivery Date, the Company fails to deliver to the Holder a certificate representing the required number of Warrant Shares (or such number of uncertificated Warrant Shares) in the manner required pursuant to Section 4(a), and if after such second (2nd) Trading Day and prior to the receipt of such Warrant Shares, the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall, within two (2) Trading Days after the Holder’s request and in the Holder’s sole discretion, either (1) pay in cash to the Holder an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased, at which point the Company’s obligation to deliver such Warrant Shares shall terminate or (2) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Warrant Shares (or such Warrant Shares in uncertificated form) and pay cash to the Holder in an amount equal to the excess (if any) of Holder’s total purchase price

(including brokerage commissions, if any) for the shares of Common Stock so purchased in the Buy-In over the product of (A) the number of shares of Common Stock purchased in the Buy-In, times (B) the closing bid price of a share of Common Stock on the Exercise Date.

(c)     In addition to any other rights available to the Holder, if the Company fails for any reason to deliver to the Holder the Warrant Shares subject to an Exercise Notice by the Warrant Share Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Warrant Shares subject to such exercise (based on the VWAP of the Common Stock on the date of the applicable Exercise Notice), $10 per Trading Day (increasing to $20 per Trading Day on the fifth Trading Day after such liquidated damages begin to accrue) for each Trading Day after such Warrant Share Delivery Date until such Warrant Shares are delivered or Holder rescinds such exercise.

(d)     To the extent permitted by law, the Company’s obligations to issue and deliver Warrant Shares in accordance with and subject to the terms hereof (including the limitations set forth in Section 14 below) are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance that might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Warrant Shares. Nothing herein shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing the Warrant Shares (or uncertificated Warrant Shares) as required pursuant to the terms hereof.

5.     Charges, Taxes and Expenses. Issuance and delivery of certificates for Warrant Shares (or uncertificated Warrant Shares) issuable upon exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates (or uncertificated shares of Common Stock), all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares (or uncertificated Warrant Shares) or the Warrants in a name other than that of the Holder or an Affiliate thereof. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof.

6.     Replacement of Warrant. If this Warrant is mutilated, lost, stolen or destroyed, the Company shall instruct the Warrant Agent to issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Warrant, a New Warrant, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction (in such case) and, in each case, a customary and reasonable indemnity, if requested by the Company, but without any requirement to post a surety bond. Applicants for a New Warrant under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Company may prescribe. If a New Warrant is requested as a result of a mutilation of this Warrant, then the Holder shall deliver such mutilated Warrant to the Company as a condition precedent to the Company’s obligation to instruct the Warrant Agent to issue the New Warrant.

7.     Reservation of Warrant Shares. The Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, the number of Warrant Shares that are initially issuable and deliverable upon the exercise of this entire Warrant, free from preemptive rights or any other contingent purchase rights of persons other than the Holder (taking into account the adjustments and restrictions of Section 8). The Company covenants that all Warrant Shares so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable. The Company will take all such action as may be reasonably necessary to assure that such shares of Common Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any securities exchange or automated quotation system upon which the Common Stock may be listed.

8.     Certain Adjustments. The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 8.

(a)    Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides its outstanding shares of Common Stock into a larger number of shares, (iii) combines its outstanding shares of Common Stock into a smaller number of shares or (iv) issues by reclassification of shares of Common Stock any shares of capital of the Company, then in each such case the Exercise Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately before such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective upon the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii), (iii) or (iv) of this paragraph shall become effective upon the effective date of such subdivision, combination or reclassification.

(b)     Pro Rata Distributions. If the Company, at any time while this Warrant is outstanding, distributes to all holders of Common Stock for no consideration (i) evidences of its indebtedness, (ii) any security (other than a distribution of Common Stock covered by the preceding paragraph) or (iii) rights or warrants to subscribe for or purchase any security, or (iv) any other asset (in each case, “Distributed Property”), then, upon any exercise of this Warrant that occurs after the record date fixed for determination of stockholders entitled to receive such distribution, the Holder shall be entitled to receive, in addition to the Warrant Shares otherwise issuable upon such exercise (if applicable), the Distributed Property that such Holder would have been entitled to receive in respect of such number of Warrant Shares had the Holder been the record holder of such Warrant Shares on such record date without regard to any limitation on exercise contained therein.

(c)    Fundamental Transactions. If, at any time while this Warrant is outstanding (i) the Company, directly or indirectly, in one or more related transactions, effects any merger or consolidation of the Company with or into another Person, in which the Company is not the survivor or the stockholders of the Company immediately prior to such merger or consolidation do not own, directly or indirectly, at least 50% of the voting securities of the surviving entity, (ii) the Company, directly or indirectly, effects any sale of all or substantially all of its assets or a majority of its Common Stock is acquired by a third party, in each case, in one or a series of related transactions, (iii) any direct or indirect purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by holders of 50% or more of the outstanding Common Stock, or (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock covered by Section 8(a) above) (in any such case, a “Fundamental Transaction”), then the Holder shall have the right thereafter to receive, upon exercise of this Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Warrant Shares then issuable upon exercise in full of this Warrant without regard to any limitations on exercise contained herein (the “Alternate Consideration”). The Company shall not effect any such Fundamental Transaction unless any successor to the Company, surviving entity or the corporation purchasing or otherwise acquiring such assets or other appropriate corporation or Person shall assume the obligation to deliver to the Holder, such Alternate Consideration as, in accordance with the foregoing provisions, the Holder may be entitled to receive, and the other obligations under this Warrant. Notwithstanding the foregoing, in the event of a Fundamental Transaction, other than one in which a Successor Entity that is a publicly traded corporation (whose stock is quoted or listed for trading on a national securities exchange, including, but not limited to, the New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market) assumes this Warrant such that the Warrant shall be exercisable for the publicly traded common stock of such Successor Entity, at the request of the Holder delivered before the thirtieth (30th) day after such Fundamental Transaction, the Company (or the Successor Entity) shall purchase this Warrant from the Holder by paying to the Holder, within five (5) Business Days after such request (or, if later, on the effective date of the Fundamental Transaction), an amount equal to the Black Scholes Value of the remaining unexercised portion of this Warrant on the effective date of such Fundamental Transaction, payable in cash; provided, however, that, if the Fundamental Transaction is not within the Company’s control, including not approved by the Company’s Board of Directors, Holder shall only be entitled to receive from the Company or any Successor Entity, as of the date of consummation of such Fundamental Transaction, the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of this Warrant, that is being offered and paid to the holders of Common Stock of the Company in connection with the Fundamental Transaction, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of Common Stock are given the choice to receive from among alternative forms of consideration in connection with the Fundamental Transaction. The provisions of this paragraph (c) shall similarly apply to subsequent transactions analogous of a Fundamental Transaction type.

(d)     Number of Warrant Shares. Simultaneously with any adjustment to the Exercise Price pursuant to paragraph (a) of this Section 8, the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the increased or decreased number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment.

(e)     Calculations. All calculations under this Section 8 shall be made to the nearest cent or the nearest share, as applicable.

(f)     Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 8, the Company will give written notice thereof to the Warrant Agent, which notice shall set forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of Warrant Shares or other securities issuable upon exercise of this Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. The Company will promptly deliver a copy of each such notice to the Holder and to the Company’s transfer agent.

(g)     Notice of Corporate Events. If, while this Warrant is outstanding, the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including, without limitation, any granting to its Common Stock holders of rights or warrants to subscribe for or purchase any capital stock of the Company or any subsidiary, (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then, except if such notice and the contents thereof shall be deemed to constitute material non-public information, the Company shall deliver to the Holder a notice of such transaction at least ten (10) Trading Days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any of its subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K.

9.     Payment of Exercise Price. The Holder shall pay the Exercise Price in immediately available funds or, in its sole discretion, satisfy its obligation to pay the Exercise Price through a “cashless exercise” in accordance with this Section 9; provided, however, that if, on any Exercise Date there is not an effective registration statement registering, or no current prospectus available for, the issuance of the Warrant Shares or the resale of the Warrant Shares by the Holder, then the Holder may only exercise this Warrant through a “cashless exercise.” If the Holder satisfies its obligation to pay the Exercise Price through a “cashless exercise,” the Company shall issue to the Holder the number of Warrant Shares determined as follows:

X = Y [(A-B)/A]

where:

“X” equals the number of Warrant Shares to be issued to the Holder;

“Y” equals the total number of Warrant Shares with respect to which this Warrant is being exercised;

“A” equals the VWAP on the Trading Day immediately preceding the date of the applicable Exercise Notice; and

“B” equals the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

For purposes of this Warrant, “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading

Market, the daily volume weighted average price of the Common Stock for such date if a Trading Day (or, if not, the nearest preceding Trading Day) on such Trading Market as reported by Bloomberg L.P., (b) if the Common Stock is not then listed or quoted for trading on a Trading Market and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (c) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the purchasers of a majority in interest of the Warrant Shares then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

If Warrant Shares are issued in such a cashless exercise, the Company acknowledges and agrees that in accordance with Section 3(a)(9) of the Securities Act of 1933, as amended, the Warrant Shares shall take on the registered characteristics of the Warrants being exercised. In addition, for purposes of Rule 144 promulgated under the Securities Act, it is intended, understood and acknowledged that the Warrant Shares issued in a “cashless exercise” transaction shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the original issuance date hereof (provided that the Commission continues to take the position that such treatment is proper at the time of such exercise).

10.     No Fractional Shares. No fractional Warrant Shares will be issued in connection with any exercise of this Warrant. In lieu of any fractional shares that would otherwise be issuable, the number of Warrant Shares to be issued shall be rounded down to the next whole number and the Company shall pay the Holder in cash the fair market value (based on the VWAP) for any such fractional shares.

11.     Notices. Any and all notices or other communications or deliveries hereunder (including, without limitation, any Exercise Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified below prior to 5:30 P.M., New York City time, on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile on a day that is not a Trading Day or later than 5:30 P.M., New York City time, on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service specifying next business day delivery, or (iv) upon actual receipt by the Person to whom such notice is required to be given, if by hand delivery. All such notices and/or communications shall be sent (i) to the Company at the address, facsimile number or email address listed on the signature page hereto, (ii) to the Holder at the address, facsimile number or email address listed on the Company records, or at such other address, facsimile number or email address as the Company or Holder may designate by two (2) Trading Days’ prior notice to the other Persons in accordance with this Section 11, and (iii) to the Warrant Agent at American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, 3rd Floor Brooklyn, New York 11219, Attention: Corporate Actions.

12.     Warrant Agent. Upon thirty (30) days’ notice to the Holder, the Company may appoint a new warrant agent. Any corporation into which the Company or any new warrant agent may be merged, any corporation resulting from any consolidation to which the Company or any new warrant agent shall be a party, or any corporation to which the Company or any new warrant agent transfers substantially all of its corporate trust or shareholders services business, shall be a successor warrant agent under this Warrant without any further act; provided, that the use of a third-party warrant agent shall not change any terms hereof. Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be emailed and mailed (by first class mail, postage prepaid) to the Holder at the Holder’s last address as shown on the Warrant Register.

13.    Certain Definitions. In addition to the terms defined elsewhere in this Warrant, the following terms have the following meanings:

(a)    “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is controlled by or is under common control with such Person, as such terms are used in and construed under Rule 405 under the Securities Act. With respect to a Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder.

(b)    “Black Scholes Value” means the value of this Warrant based on the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day immediately following the first public announcement of the applicable Fundamental Transaction, or, if the Fundamental Transaction is not publicly announced, the date the Fundamental Transaction is consummated, for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Warrant as of such date of request, (ii) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of the Trading Day immediately following the public announcement of the applicable Fundamental Transaction, (iii) the underlying price per share used in such calculation shall be the greater of (a) the highest VWAP during the five (5) Trading Days prior to the closing of the Fundamental Transaction and (b) the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Fundamental Transaction, (iv) a zero cost of borrow and (v) a 360 day annualization factor.

(c)    “Commission” means the United States Securities and Exchange Commission.

(d)    “Control” (including the terms “controlling”, “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(e)    “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person, including such entity whose common stock or equivalent equity security is quoted or listed on a Trading Market (or, if so elected by the Holder, any other market, exchange or quotation system), or, if there is more than one such Person or such entity, the Person or such entity designated by the Holder or in the absence of such designation, such Person or entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(f)    “Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

(g)    “Principal Trading Market” means the Trading Market on which the Common Stock is primarily listed on and quoted for trading, which, as of the date hereof is the Nasdaq Global Market.

(h)    “Successor Entity” means one or more Person or Persons (or, if so elected by the Holder, the Company or Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or one or more Person or Persons (or, if so elected by the Holder, the Company or the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(i)    “Trading Day” means any day on which the Common Stock is traded on the Principal Trading Market.

(j)    “Trading Market” means whichever of the New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or the OTC Bulletin Board on which the Common Stock is listed or quoted for trading on the date in question.

14.    Limitations on Exercise. Notwithstanding anything to the contrary contained herein, the number of Warrant Shares that may be acquired by the Holder upon any exercise of this Warrant (or otherwise in respect hereof) shall be limited to the extent necessary to ensure that, coincident with or following such exercise (or other issuance), the total number of shares of Common Stock then beneficially owned by the Holder (together with any other Persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) or Section 16 of the Securities Exchange Act of 1934, as amended, and the applicable regulations of the Commission, including any “group” of which the Holder is a member (the foregoing, “Attribution Parties”)) does not exceed the Beneficial Ownership Limitation percent of the total number of then issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such exercise but excluding the number of shares that cannot be issued due to the operation of the limitation in this Section 11 or any other similar limitation on exercise to the extent that it limits the right to acquire underlying securities), it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and that such Holder is solely responsible for any schedules required to be filed in accordance therewith; provided, that this limitation on exercise shall not be applicable to any Person that beneficially owns 10.0% or more of the Company’s outstanding Common Stock immediately following the issuance of this Warrant, excluding DTC or its nominee. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Attribution Parties shall include the number of shares of Common Stock issuable upon exercise of this Warrant subject to the Exercise Notice with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) exercise of the remaining, unconverted shares of Warrants beneficially owned by such Holder or any of its Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Holder or any of its Attribution Parties that, in the case of both (A) and (B), are subject to a limitation on conversion or exercise similar to the limitation contained herein. A determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. For purposes of this Section 11, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Form 10-Q or Form 10-K, as the case may be, (y) a more recent public announcement by the Company or (z) any other notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written request of the Holder, the Company shall within one Trading Day confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. By written notice to the Company, which will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, the Holder may increase or decrease the Beneficial Ownership Limitation to an amount not to exceed 9.99% of the number of shares of the Common Stock then outstanding.

The “Beneficial Ownership Limitation” shall initially be 4.99% of the number of shares of the Common Stock then outstanding Any purported delivery to any Holder or the Attribution Parties of a number of shares of Common Stock or any other security upon exercise of the Warrants shall be void and have no effect to the extent, but only to the extent, that before or after such delivery, the Holder and the Attribution Parties would have beneficial ownership of Common Stock or any other such class in excess of the Beneficial Ownership Limitation.

15.	Miscellaneous.

(a)    No Rights as a Stockholder. The Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, amalgamation, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

(b)    Authorized Shares. (i) The Company covenants that during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the applicable certificates for the Warrant Shares (or uncertificated Warrant Shares) upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Principal Trading Market and such shares shall be listed for trading thereon. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

(ii)     Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amend its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (a) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (b) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant, and (c) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant.

(iii)     Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

(c)    Successors and Assigns. Subject to applicable securities laws, this Warrant may be assigned by the Holder. This Warrant may not be assigned by the Company without the written consent of the Holder except to a successor in the event of a Fundamental Transaction. This Warrant shall be binding on and inure to the benefit of the Company and the Holder and their respective successors and assigns. Subject to the preceding sentence, nothing in this Warrant shall be construed to give to any Person other than the Company and the Holder any legal or equitable right, remedy or cause of action under this Warrant.

(d)    Amendment and Waiver. Except as otherwise provided herein, this Warrant may be amended only (i) in writing signed by the Company and the Holder, or their respective successors and assigns, or (ii) if the Company has obtained the written consent of the Holders of Warrants representing no less than a majority of the Warrant Shares obtainable upon exercise of the Warrants then outstanding, and in either case the Company may thereafter take any action herein prohibited, or omit to perform any act herein required to be performed by it, pursuant to the terms of any such amendment. Notwithstanding the foregoing, the number of Warrant Shares subject to this Warrant, the Expiration Date of this Warrant and the Exercise Price of this Warrant may not be amended, and the right to exercise this Warrant, and the exercise procedures set forth herein, may not be amended or waived, without the written consent of the Holder. Further, if any amendment to, or waiver of, this Warrant results in a disproportionate adverse effect to the Holder or any group of holders of warrants, the written consent of the Holder, or group of holders, as the case may be, shall be required to effect such amendment or waiver. The Company shall give prompt written notice to the Holder of any amendment hereto or waiver hereunder that was effected without the Holder’s written consent. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any Warrant unless the same consideration (other than the reimbursement of legal fees) also is offered to all other holders of Warrants.

(e)    Acceptance. Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.

(f)    Governing Law; Jurisdiction. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS WARRANT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW). EACH OF THE COMPANY AND THE HOLDER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN (INCLUDING WITH RESPECT TO THE ENFORCEMENT OF ANY OF THE TRANSACTION DOCUMENTS), AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT. EACH OF THE COMPANY AND THE HOLDER HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF VIA REGISTERED OR CERTIFIED MAIL OR OVERNIGHT DELIVERY (WITH EVIDENCE OF DELIVERY) TO SUCH PERSON, IN THE CASE OF THE HOLDER, AT THE ADDRESS ON THE COMPANY RECORDS, AND FOR THE COMPANY, AT THE ADDRESS ON THE SIGNATURE PAGE HERETO, AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW. EACH OF THE COMPANY AND THE HOLDER HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY.

(g)    Headings. The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

(h)     Severability. In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby, and the Company and the Holder will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officer as of the date first indicated above.

NOVAN, INC.

By:
Name:
Title:

Address:
4105 Hopson Rd
Morrisville, North Carolina 27560

WARRANT AGENT

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:
Name:
Title:

SCHEDULE 1

FORM OF EXERCISE NOTICE

[To be executed by the Holder to purchase shares of Common Stock under the Warrant]

Ladies and Gentlemen:

(1)    The undersigned is the Holder of Warrant No.                          (the “Warrant”) issued by Novan, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined herein have the respective meanings set forth in the Warrant.

(2)    The undersigned hereby exercises its right to purchase                          Warrant Shares pursuant to the Warrant.

(3)    The Holder intends that payment of the Exercise Price shall be made as (check one):

☐	Cash Exercise

☐	“Cashless Exercise” under Section 9 of the Warrant

(4)    If the Holder has elected a Cash Exercise, the Holder shall pay the sum of $             in immediately available funds to the Company in accordance with the terms of the Warrant.

(5)    Pursuant to this Exercise Notice, the Company shall deliver to the Holder Warrant Shares determined in accordance with the terms of the Warrant.

***Checks should be payable to American Stock Transfer & Trust Company, LLC. Originals need to be mailed to American Stock Transfer & Trust Company, LLC, Attention: Corporate Actions. Wired funds for exercise should be wired to:

JPMORGAN CHASE BANK

ABA # 021000021

ACCT #530354616

ACCT NAME: AMERICAN STOCK TRANSFER & TRUST CO

AS AGENT FOR WARRANTS

ATTN: Corporate Action

Dated:

Name of Holder:

By:
Name:
Title:

(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)

SCHEDULE 2

FORM OF ASSIGNMENT

[To assign the foregoing Warrant, execute this form and supply the required information. Do not use this form to purchase shares.]

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to:

Name:
(Please print)

Address:
(Please print)

Phone Number:

E-mail Address:

Dated:
(Signature must conform in all respects to name of holder as specified on the face of the Warrant)

Address of Transferee

In the presence of: